Exhibit 99.1

NEWS RELEASE	CONTACT: Brad Forsyth Chief Financial Officer (415) 408-4700

Willis Lease Finance Earns $1.6 Million or $0.19 Per Share in First Quarter of 2013

NOVATO, CA – May 6, 2013 – Willis Lease Finance Corporation (NASDAQ: WLFC), the premier independent jet engine lessor in the commercial finance sector, today reported earnings of $1.6 million, or $0.19 per diluted share, in the first quarter ended March 31, 2013, compared to $2.5 million, or $0.29 per diluted share, in the like quarter a year ago, with the drop in earnings primarily due to reduced gains on the sale of leased equipment.  In the fourth quarter of 2012, Willis Lease recorded a loss of $0.8 million or $0.09 per diluted share, after absorbing a $2.8 million charge related to preferred share issuance costs incurred in a prior period resulting from the redemption of its Series A Preferred shares.

“The highlight of our first quarter was the $118 million, 19 engine purchase-leaseback transaction completed in March with SAS Group’s subsidiary Scandinavian Airlines,” said Charles F. Willis, Chairman and CEO. “This transaction was one of the largest and most complex engine sale and leaseback transactions ever done. We added 11 engines valued at $63 million to our lease portfolio, and a further 8 engines valued at $55 million were acquired by our joint venture, Willis Mitsui & Co Engine Support Limited. Since the engines were purchased in different tranches late in the quarter, the full quarterly impact on lease rent revenue won’t be realized until the second quarter.”

“At the recent Airfinance Journal awards ceremony in New York last month, our WEST II financing received yet another award and was recognized as the 2012 “Engine Deal of the Year,” and I can assure you that we are not resting on our laurels,” continued Willis. “Our finance team is working on several projects to further improve upon our capital structure and resources going forward.  Looking at the capital markets today, I don’t recall a time when I have seen more availability. I have been saying for a long time that access to capital is one of our strengths, and we intend to continue to take advantage of opportunities the market offers.”

First Quarter 2013 Highlights (at or for the periods ended March 31, 2013, compared to March 31, 2012 and December 31, 2012):

♦            Lease portfolio increased 4.6% to $1.02 billion, largely due to the purchase-leaseback transaction with Scandinavian Airlines that was completed late in the quarter.

♦            Average utilization for the first quarter was 84%, consistent with the first quarter a year ago and down slightly from 85% in the fourth quarter of 2012.

♦            Quarter-end utilization was 82% compared to 85% a year ago and 86% at December 31, 2012.

♦            Total revenues fell slightly to $35.3 million from $35.7 million a year ago, with all revenue line items increasing in the period except for gains from sale of equipment which decreased $1.9 million.

♦            Lease rent revenues increased 1.7% to $24.5 million compared to $24.1 million a year ago.

♦            Maintenance reserve revenues increased 7.6% to $9.2 million, compared to $8.6 million a year ago.

♦            Total net finance costs increased 17% to $9.2 million, compared to $7.9 million in the year ago quarter, reflecting higher debt levels and higher average financing costs. The higher interest costs (pre-tax) were partially offset by the elimination of the quarterly $0.8 million preferred dividend (after-tax).

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WLFC Earns $0.19 in 1Q13

May 6, 2013

♦            Liquidity available from the revolving credit facility was $83 million at quarter end compared to $116 million a year ago.

♦            Book value per common share was $23.21 compared to $22.44 a year ago.

“Market conditions have changed little since the end of last year,” said Donald A. Nunemaker, President. “The one significant exception is the activity surrounding the CFM56-7B engine type which powers the Boeing 737NG aircraft. We are seeing a noticeable increase in demand for this engine type.  Since the utilization rate for our 7B engines is already well above 90%, the heightened demand won’t necessarily allow us to put more engines on lease. It will, however, generate more opportunities to place these engines when they are returned and will likely lead to incrementally higher rents on new leases. We believe that most of this increased demand is due to a greater number of engines in operators’ fleets requiring shop visits.  Perhaps this is one of the first tangible signs of the “bow wave” of shop visits that has been the subject of industry predictions for this engine type for the last five years.”

Balance Sheet

At March 31, 2013, Willis Lease had 193 commercial aircraft engines, 3 aircraft parts packages and 7 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $1.02 billion, compared to 193 commercial aircraft engines, 3 aircraft parts packages and 12 aircraft and other engine-related equipment in its lease portfolio, with a net book value of $974.3 million a year ago. The Company’s funded debt-to-equity is 3.75 to 1 at quarter end, compared to 3.49 to 1 at December 31, 2012 and 2.96 to 1 a year ago, with the increase primarily due to the $31.9 million equity reduction resulting from the preferred share redemption in October 2012.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers, air cargo carriers and maintenance, repair and overhaul facilities worldwide. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K/A and other continuing reports filed with the Securities and Exchange Commission.

WLFC Earns $0.19 in 1Q13

May 6, 2013

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31, 2013	Dec 31, 2012	March 31, 2012	% Change vs Dec 31, 2012	% Change vs March 31, 2012
REVENUE
Lease rent revenue	$24,487	$23,674	$24,085	3.4%	1.7%
Maintenance reserve revenue	9,229	12,719	8,578	(27.4)%	7.6%
Gain on sale of leased equipment	686	942	2,608	(27.2)%	(73.7)%
Other revenue	902	2,357	468	(61.7)%	92.7%
Total revenue	35,304	39,692	35,739	(11.1)%	(1.2)%

EXPENSES
Depreciation expense	13,610	13,710	12,506	(0.7)%	8.8%
Write-down of equipment	-	3,118	282	(100.0)%	(100.0)%
General and administrative	8,269	9,212	8,737	(10.2)%	(5.4)%
Technical expense	1,674	2,291	1,319	(26.9)%	26.9%
Net finance costs:
Interest expense	9,227	9,155	7,947	0.8%	16.1%
Interest income	-	-	(30)	0.0%	(100.0)%
Loss on debt extinguishment	-	50	-	(100.0)%	0.0%
Total net finance costs	9,227	9,205	7,917	0.2%	16.5%
Total expenses	32,780	37,536	30,761	(12.7)%	6.6%

Earnings from operations	2,524	2,156	4,978	17.1%	(49.3)%

Earnings from joint ventures	93	811	397	(88.5)%	(76.6)%

Income before income taxes	2,617	2,967	5,375	(11.8)%	(51.3)%
Income tax expense	1,007	756	2,086	33.2%	(51.7)%
Net income	$1,610	$2,211	$3,289	(27.2)%	(51.0)%

Preferred stock dividends	-	147	782	(100.0)%	(100.0)%
Preferred stock redemption costs	-	2,835	-	(100.0)%	0.0%
Net income (loss) attributable to common shareholders	$1,610	$(771)	$2,507	(308.8)%	(35.8)%

Basic earnings (loss) per common share	$0.20	$(0.09)	$0.30

Diluted earnings (loss) per common share	$0.19	$(0.09)	$0.29

Average common shares outstanding	8,033	8,277	8,404
Diluted average common shares outstanding	8,273	8,525	8,756

WLFC Earns $0.19 in 1Q13

May 6, 2013

Consolidated Balance Sheets

(In thousands, except share data, unaudited)

	March 31, 2013	Dec 31, 2012	March 31, 2012
ASSETS
Cash and cash equivalents	$1,357	$5,379	$5,601
Restricted cash	32,493	24,591	86,067
Equipment held for operating lease, less accumulated depreciation	1,019,295	961,459	974,335
Equipment held for sale	23,996	23,607	8,824
Operating lease related receivable, net of allowances	9,927	12,916	7,079
Notes receivable, net of allowances	-	-	542
Investments	28,070	21,831	17,365
Property, equipment & furnishings, less accumulated depreciation	5,492	5,989	7,339
Equipment purchase deposits	1,369	1,369	1,369
Other assets	26,002	21,574	18,026
Total assets	$1,148,001	$1,078,715	$1,126,547

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$14,061	$15,374	$16,179
Liabilities under derivative instruments	1,218	1,690	12,139
Deferred income taxes	91,363	90,248	86,550
Notes payable	757,135	696,988	704,992
Maintenance reserves	66,992	63,313	57,636
Security deposits	9,805	6,956	6,523
Unearned lease revenue	5,634	4,593	4,036
Total liabilities	946,208	879,162	888,055

Shareholders’ equity:
Preferred stock	$-	$-	$31,915
Common stock ($0.01 par value)	87	87	92
Paid-in capital in excess of par	48,177	47,785	56,071
Retained earnings	154,521	152,911	159,211
Accumulated other comprehensive loss, net of tax	(992)	(1,230)	(8,797)
Total shareholders’ equity	201,793	199,553	238,492

Total liabilities and shareholders’ equity	$1,148,001	$1,078,715	$1,126,547

Note:  Transmitted on GlobeNewswire on May 6, 2013, at 6:00 a.m. PDT.